     As filed with the Securities and Exchange Commission on August 20, 2003
                          Securities Act File No. 333-

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                         G.G.S. PLASTIC ENGINEERING INC.

                 (Name of small business issuer in its charter)

        Ontario, Canada                       3089                              N/A
(State or other jurisdiction of   (Primary Standard Industrial    IRS Employer Identification No.)
incorporation or organization)     Classification Code Number)

                                 40 Simpson Road
                             Bolton, Ontario L7E 1Y4
                                     Canada
                                 (905) 951-1551
          (Address and telephone number of principal executive offices and principal place of business)

                                Goyko Martinovic
                                 40 Simpson Road
                             Bolton, Ontario L7E 1Y4
                                     Canada
                                 (905) 951-1551
            (Name, address and telephone number of agent for service)

                                    Copy to:
                              Andrew J. Beck, Esq.
                                    Torys LLP
                                 237 Park Avenue
                            New York, New York 10017
                                 (212) 880-6000

Approximate date of commencement of proposed sale to the public: as soon as practicable after the registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                          Proposed Maximum    Proposed Maximum
                                       Amount to be        Offering Price    Aggregate Offering      Amount of
Title of Securities to be Registered    Registered          per Share(1)          Price(1)        Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Shares .....................    2,400,000 shares         $.833              $2,000,000         $161.80
------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

  The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

--------------------------------------------------------------------------------

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST __, 2003

                         G.G.S. Plastic Engineering Inc.

                             2,400,000 Common Shares

                               ------------------

     The selling shareholders named in this prospectus are offering all of the common shares offered through this prospectus. We will not receive any proceeds from the sale of the common shares being sold by the selling shareholders.

     Our common shares are not listed on any national securities exchange or the NASDAQ Stock Market.

     The selling shareholders may offer their shares at any price. We will pay all expenses of registering the shares.

     Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page ___ of this prospectus.

     Owning our common shares may subject you to tax consequences in both the United States and Canada. This prospectus may not fully describe these tax consequences. You should consult your own tax advisor with respect to your own particular circumstances and read the tax discussion under "Certain United States and Canadian Federal Income Tax Considerations."

     Your ability to enforce civil liabilities under United States federal securities laws may be adversely affected because we are incorporated under the laws of the Province of Ontario, Canada, some of our officers and directors and some of the experts named in this prospectus are Canadian residents, and some of our assets and some of the assets of those officers, directors and experts are located outside the United States.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is _____________, 2003.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary.......................................................................

Risk Factors..................................................................

Use of Proceeds...............................................................

Determination of Offering Price...............................................

Dilution......................................................................

Selling Shareholders..........................................................

Plan of Distribution..........................................................

Management's Discussion and Analysis or Plan of Operation.....................

Description of Business.......................................................

Directors, Executive Officers, Promoters and Control Persons..................

Executive Compensation........................................................

Certain Relationships and Related Transactions................................

Description of Securities.....................................................

Principal Shareholders........................................................

Market Price of and Dividends on the Company's Common Equity and
   Related Stockholder Matters................................................

Certain United States and Canadian Federal Income Tax Considerations..........

Changes in and Disagreements with Accountants.................................

Legal Matters.................................................................

Experts.......................................................................

Available Information.........................................................

Financial Statements..........................................................

Until __________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this prospectus. Unless otherwise noted, all dollar amounts herein are in Canadian dollars. All share information reflects a 5,200-for-1 stock split of the common shares to be effected as of ______, 2003. Prospective investors should carefully consider the information set forth under "Risk Factors."

                                   The Company

G.G.S. Plastic Engineering Inc. ("G.G.S.", "we" or the "Company") is a fully integrated plastic injection molder, manufacturing plastic components that are generally sold to other manufacturers (Original Equipment Manufacturers) in the automotive supply industry. G.G.S. manufactures in excess of 150 different model-specific and non-model-specific parts which are eventually installed in such vehicles as the Ford Windstar and Explorer, Chrysler Minivan and General Motors' Saturn models. Components manufactured by the Company include terminals, contacts, relay covers, seat belts and lock and door handle assemblies.

The Company has developed an expertise in highly specialized molding processes including insert molding, which involves encapsulating metal inserts with a plastic shell, and two-color molding using engineering resin. The Company has the capability to combine metal and plastic or different types of highly engineered plastics.

G.G.S. was incorporated in Ontario, Canada on May 3, 1979. It was formed by Goyko and Gabriel Martinovic for the purpose of operating a tool and die shop. In 1986 the Company changed its business to focus on the automotive parts manufacturing industry.

The principal executive offices of the Company are located at 40 Simpson Road, Bolton, Ontario, Canada L7E 1Y4 and its telephone number is (905) 951-1551.

                                  The Offering

Securities being offered .....................Up to 2,400,000 common shares

Common Shares outstanding after Offering......7,999,960 common shares

Offering price................................The selling shareholders will sell our shares at prevailing market
                                              prices or privately negotiated
                                              prices

Use of proceeds...............................We will not receive any proceeds from the sale of the common shares
                                              by the selling shareholders

                          Summary Financial Information

                                                                Year Ended July 31,     Nine Months Ended April 30,
                                                            -------------------------   ---------------------------
                                                                2002          2001          2003           2002
                                                            -----------   -----------   ------------   ------------
Operating Results:
  Sales..................................................   $17,924,692   $18,950,760    $14,141,762   $13,201,279
  Cost of sales..........................................    15,425,859    15,790,134     12,148,296    11,611,724
                                                            -----------   -----------    -----------   -----------
     Gross profit........................................     2,498,833     3,160,626      1,993,466     1,589,554
  Expenses...............................................     2,069,355     2,709,008      1,318,805     1,328,207
                                                            -----------   -----------    -----------   -----------
     Income before income taxes..........................       429,478       451,618        674,661       261,347
  Deferred income taxes..................................        42,000        84,000             --            --
  Non-recurring bank financing charges...................                                    270,130            --
                                                            -----------   -----------    -----------   -----------
     Net income..........................................   $   387,478   $   367,618    $   404,531   $   261,347
                                                            -----------   -----------    -----------   -----------
  Net income per share (basic and diluted)...............   $      0.07   $      0.07    $      0.08   $      0.05
                                                            -----------   -----------    -----------   -----------
  Weighted average number of common shares outstanding...     5,200,000     5,200,000      5,200,000     5,200,000
                                                            -----------   -----------    -----------   -----------

                                                              July 31,     April 30,
                                                               2002           2003
                                                            -----------   -----------
Balance Sheet Data:
   Current assets........................................   $ 5,707,575   $ 6,659,936
   Total assets..........................................    12,124,168    12,876,870
   Current liabilities (1)...............................     6,732,462     5,513,716
   Capital leases (1)....................................     1,456,733     1,058,302
   Deferred income taxes (1).............................       184,000       305,000
   Due to directors......................................     2,299,692     2,344,491
   Shareholders' equity..................................     1,451,281     1,855,811

----------
(1) The current portion of financing arrangements and deferred income taxes, amounting to $494,451 and $121,000, respectively, at July 31, 2002 and $490,452 and $0, respectively, at April 30, 2003, is included in current liabilities.

                                 Exchange Rates

Unless otherwise noted, all amounts herein are in Canadian dollars. The following table sets out, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period and the exchange rate at the end of such period, based upon the noon rate of exchange as reported by the Federal Reserve Bank of New York (the "Noon Rate").

                         Fiscal Year Ended July 31   Nine Months Ended April 30,
                         -------------------------   ---------------------------
                               2001     2002                2002     2003
                              ------   ------              ------   ------
High..................        1.5788   1.6128              1.6128   1.5963
Low...................        1.4720   1.5108              1.5275   1.4336
Average...............        1.5235   1.5728              1.5681   1.4336
Period End............        1.5310   1.5845              1.5825   1.5301

On August 13, 2003, the Noon Rate was Cdn. $1.3836 = U.S. $1.00

                                  Risk Factors

Described below are certain risks that we face. The risks described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by, and the trading price of our common shares could decline due to, any of these risks.

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described below and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

We are dependent on certain key customers. The loss of any such customer would have a material adverse effect on our results of operations and financial condition.

Our revenues are dependent upon the expenditures of a small number of key customers. Our three largest customers accounted for approximately 90% of our consolidated net sales in fiscal 2002. We expect that this customer concentration will continue for the foreseeable future. Our customer relationships are not based upon long-term contracts, and our customers may discontinue purchases of our products upon short notice.

Our success is dependent on continued growth in the automotive markets, and our revenues will be reduced if there are reductions in such growth.

Our revenues are heavily dependent on customers in the automotive industry. We expect that this will be true for the foreseeable future. During calendar year 2002, the North American economy experienced a slowdown in manufacturing activity. In particular the automotive industry is currently enduring reductions in orders. If the rate of growth continues to slow or if we experience negative growth, our business and results of operations could be adversely affected. Even if sales by our major customers become strong, our results of operations may be less than we anticipate if sales to other customers do not grow or grow slower than anticipated. Similarly, unfavorable market reaction to the industry in general or the results of operations reported by our customers may cause a corresponding decline in the results of our operations.

Significant capital investments may be necessary to achieve our growth plans, which may reduce earnings and negatively affect the value of our common shares.

Our growth plans may require significant capital investments, in particular, in relation to any strategic acquisitions that we may undertake in the future. Our ability to meet these capital requirements depends on numerous factors such as the availability of funds from operations and access to additional debt and equity financing. No assurance can be given that the necessary funds will be available. Moreover, incurrence of additional debt financing may involve restrictive covenants that could negatively affect our ability to operate the combined business in the desired manner, and raising additional equity may be dilutive to shareholders. The failure to obtain funds necessary for the realization of our growth plans could prevent us from realizing our growth strategy and, in particular, could force us to forego acquisition opportunities that may arise in the future. This could, in turn, have a negative impact on our competitive position.

We must keep pace with rapid technological change, market conditions and industry developments to maintain or grow our revenues.

The product markets of our customers are characterized by rapid change and technological improvements. Our future success will depend in part on our ability to enhance our current product offerings to keep pace with technological developments and to address increasingly sophisticated customer needs. We may not be successful in developing and marketing products in a timely manner that respond to the technological advances by others, and our products may not adequately or competitively address the needs of the changing marketplace.

Our operating results may suffer because of competition in the plastic injection molding industry.

The plastic injection molding industry is highly competitive and is served by numerous companies. Many of these competitors may have equal or significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. We believe that the principal competitive factors in our market include quality, price, design capabilities, responsiveness and speed of delivery. We may not be able to compete effectively on these or other bases, and, as a result, we may not be able to maintain our current customer relationships or develop new customer relationships.

We may face high costs for compliance with and clean-up under environmental laws and regulations, which would reduce profit margins and earnings.

We are subject to various environmental laws and regulations in the jurisdictions in which we operate, governing, among other things, different forms of production discharges and emissions. The risk of substantial environmental costs and liabilities is inherent in industrial operations, including the plastic parts industry. We could incur significant costs and liabilities in the future including those resulting from the adoption of increasingly strict environmental laws, regulations and enforcement policies which might result in substantially increased costs and liabilities in the future. Higher regulatory, environmental and similar costs would reduce our profit margins and earnings. We do not have insurance coverage for environmental liabilities and do not anticipate obtaining coverage in the future.

Our business operations could be significantly disrupted if we lose members of our management team.

We believe that our success depends to a significant degree upon the continued contributions of our executive officers and other key personnel, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them.

We are a supplier of parts rather than end products. Accordingly, our success is dependent on the outsourcing by our customers of the design, engineering and manufacture of plastic parts for our current revenues and future growth and on our continued access to certain design and engineering services.

If existing outsourcing from our current customers ceased, our business, including our results of operations and financial condition, would be adversely affected. Furthermore, our growth is dependent on the continued trend by original equipment manufacturers, particularly in the automotive industry, to outsource their manufacturing needs for plastic and related parts. If original equipment manufacturers or companies providing them with assembled products were to perform more manufacturing services themselves, our revenues might decline and our business and results of operations would be harmed.

Forward-looking statements in this document may prove inaccurate.

This document contains forward-looking statements about our company that are not historical facts but, rather, are statements about future expectations. When used in this document, the words "anticipates," "believes," "expects," "intends," "should" and similar expressions as they relate to us, or to our management, are intended to identify forward-looking statements. However, forward-looking statements in this document are based on management's current views and assumptions and may be influenced by factors that could cause actual results, performance or events to be materially different from those projected. These forward-looking statements are subject to numerous risks and uncertainties. Important factors, some of which are beyond our control, could cause actual results, performance or events to differ materially from those in the forward-looking statements. These factors include those described above under "Risk Factors" and:

o    Impact of general economic conditions in North America;

o    Changes in laws and regulations;

o    Fluctuation in interest rates; and

o    Access to capital markets.

Our actual results or performance could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, we cannot predict whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations and financial condition.

Because our directors own 65% of our outstanding common shares, they could make and control corporate decisions that may be disadvantageous to minority shareholders.

Our directors own approximately 65% of the outstanding common shares. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

If a market for our common shares does not develop, shareholders may be unable to sell their shares.

There is currently no market for our common shares and we can provide no assurance that a market will develop. We believe that the common shares will be quoted on the NASD OTC Bulletin Board. However, we can provide investors with no assurance that our shares will be quoted on the Bulletin Board or, if quoted, that an active public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their shares. In such a case, shareholders may find that they are unable to achieve benefits from their investments.

A purchaser is purchasing penny stock which limits the ability to sell the stock.

The shares offered by this prospectus constitute penny stock under the Securities Exchange Act of 1934. The shares will remain penny stock for the foreseeable future. The classification as penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her common shares will be subject to Rules 15g-1 through 15g-10 of the Securities Exchange Act. Rather than subjecting themselves to these rules, some broker-dealers will refuse to attempt to sell penny stock.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares offered by this prospectus by the selling shareholders.

                         DETERMINATION OF OFFERING PRICE

The selling shareholders will sell their shares at prevailing market prices or privately negotiated prices.

                                    DILUTION

The selling shareholders have agreed to purchase their common shares at a purchase price of U.S. $0.833 per share.

                              SELLING SHAREHOLDERS

We have listed below:

o    the name of each selling shareholder

o the number of common shares beneficially owned by the selling shareholder as of the date of this prospectus

o    the number of shares being offered by each of them.

After the offering, assuming all shares offered hereby are sold, none of the selling shareholders will own any of the outstanding common shares.

Except as otherwise noted below, during the last three years no selling shareholder has been an officer, director or affiliate of our company, nor has any shareholder had any material relationship with our company during that period.

The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders are under no obligation to sell all or any portion of their shares.

                                                                 Percentage
                                             Shares              of Shares
Name and Address of Beneficial Owner    Beneficially Owned   Beneficially Owned
------------------------------------    ------------------   -------------------
Temkey Holdings Ltd. ................        480,000                6.0
Suite 1055, 1930 Yonge Street
Toronto, Ontario, Canada  M4S 1Z4

Openshore Holdings Limited...........        480,000                6.0
#1 Christopher Building
Wickham's Cay 1
Road Town, Tortola
British Virgin Islands

Wyndham Investments Inc. ............        480,000                6.0
"Carmen", Christchurch
Bridgetown, Barbados

Varin Investments Inc. ..............        480,000                6.0
5 Nelson Road, Rockley
Bridgetown, Barbados

AquaVenture Scuba Services Inc. .....        480,000                6.0
P.O. Box 11156
St. Thomas, U.S. Virgin Islands 00801

                              PLAN OF DISTRIBUTION

The shares offered hereby by the selling shareholders may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions or through sales to one or more broker-dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with the sales of securities. The shares offered by the selling shareholders may be sold by one or more of the following methods, including without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the prospectus; (c) ordinary brokerage transactions and transactions in which the broker may solicit purchases, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling shareholders and intermediaries through whom the securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the shares offered, and any profits realized or commission received may be deemed underwriting compensation.

At the time a particular offer of the common shares is made by or on behalf of a selling shareholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares purchased from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

Whenever we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or a purchase by a broker-dealer, agent or underwriter, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Act. The supplemented prospectus will disclose (a) the name of each broker-dealer, agent or underwriter, (b) the commissions paid or discounts or concessions allowed to broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (e) that the broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and
(f) other facts material to the transaction.

We have informed the selling shareholders that the anti-manipulative rules under the Exchange Act, including Regulation M thereunder, may apply to their sales in the market and have furnished each of the selling shareholders with a copy of these rules. We have also informed the selling shareholders of the need for delivery of copies of this prospectus in connection with any sale of securities registered hereunder.

Sales of shares by the selling shareholders or even the potential of such sales would likely have an adverse effect on the market price of the shares offered hereby.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Liquidity and Capital Resources

The Company had no cash or cash equivalents at April 30, 2003, July 31, 2002 or July 31, 2001. In both fiscal 2002 and 2001 the Company used all available cash to repay indebtedness. G.G.S. generated Cdn. $1,462,991 of cash flow from operations during the year ended July 31, 2002, compared with Cdn. $1,076,309 during the prior fiscal year. Subsequent to July 31, 2002. The Company entered into a loan agreement with Congress Financial Corporation (Canada) for a Cdn. $4 million secured line of credit subject to certain lending formulas based on eligible accounts receivable and raw material and finished goods inventory, of which approximately Cdn. $2,372,000 had been drawn down at May 31, 2003 to repay existing bank indebtedness. The credit facility bears interest at the prime rate plus 2% and has an initial term of three years, and may be renewed for one year thereafter at the option of the lender with automatic annual renewals thereafter, subject to the right of either party to terminate. The Company's current cash requirements are for the operations of the Company, the purchase of inventory and payments on debt. G.G.S. believes that funds generated from operations and borrowings under its credit facility will be sufficient to finance its working capital needs during fiscal 2003.

Results of Operations

Year Ended July 31, 2002 Compared with Year Ended July 31, 2001

The Company generated revenues from operations of Cdn. $17,924,692 with a cost of sales of Cdn. $15,425,859 and a gross margin of Cdn. $2,498,833 (13.9% of sales) for the year ended July 31, 2002 as compared to revenues of Cdn. $18,950,760 with a cost of sales of Cdn. $15,790,134 and gross profits of Cdn. $3,160,626 (16.7% of sales) in the prior fiscal year. The Company's sales decreased by Cdn. $1,026,068, or 5.4%, in fiscal 2002 over fiscal 2001 due to the weakening North American economy.

Management anticipates that revenues and cost of sales will remain relatively constant during fiscal 2003.

The Company realized a profit of Cdn. $387,478 in fiscal 2002 compared to a profit of Cdn. $367,618 in the prior year, an increase of 5.4%, as the reduction in expenses, primarily selling, general and administrative expenses, bank fees and interest and amortization, more than offset the decline in revenues.

Nine months Ended April 30, 2003 compared with nine months ended April 30, 2002

The Company generated revenues from operations of Cdn. $14,141,762 with a cost of sales of Cdn. $12,148,296 and a gross profit of Cdn. $1,993,466 (14.1% of sales) for the nine months ended April 30, 2003 as compared to revenues of Cdn. $13,201,279 with a cost of sales of Cdn. $11,611,724 and gross profit of Cdn. $1,589,554 (12% of sales) for the same period in 2002. Cost of sales are reduced by the recovery of investment tax credits which occurs on a regular basis and is directly associated with production costs in the form of research and development. Material costs were reduced by a weaker US$ versus the Cdn. $ as the vast majority of raw materials are purchased from U.S. suppliers.

The Company's sales increased by Cdn. $940,483, or 7.1%, versus the same period a year ago due to continued new program launches. Gross profit margins increased from 12% to 14.1% as a result of higher margins associated with the new sales programs.

Financing costs declined for the nine months ended April 30, 2003 versus the same period a year ago. These cost savings are attributable to more favorable banking arrangements which were finalized in February of 2003.

The Company realized a pre-tax profit of Cdn. $674,661 in the nine month period ended April 30, 2003 (before a one time finance restructuring charge of Cdn. $270,130) compared to a pre-tax profit of Cdn. $261,347 for the same period in 2002, which represents a 158% increase, period over period.

                             DESCRIPTION OF BUSINESS

Introduction

G.G.S. is a fully integrated plastic injection molder, manufacturing plastic components that are generally sold to other manufacturers (Original Equipment Manufacturers) in the automotive supply industry. G.G.S. manufactures in excess of 150 different model-specific and non-model-specific parts which are eventually installed in such vehicles as the Ford Windstar and Explorer, Chrysler Minivan and General Motors' Saturn models. Components manufactured by the Company include terminals, contacts, relay covers, seat belts and lock and door handle assemblies.

The Company has developed an expertise in highly specialized molding processes including insert molding, which involves encapsulating metal inserts with a plastic shell, and two-color molding using engineering resin. The Company has the capability to combine metal and plastic or different types of highly engineered plastics.

G.G.S. is not directly involved in product design, but does participate during the development stage of new programs, by providing design and engineering input through the building of prototypes. This establishes a stronger association with customers and gives the Company increased control over the entire molding process, allowing for production efficiencies, quality and cost improvements.

Business Development

G.G.S. was incorporated in Ontario, Canada on May 3, 1979. It was formed by Goyko and Gabriel Martinovic for the purpose of operating a tool and die shop. In 1986 the Company changed its business to focus on the automotive parts manufacturing industry.

The Company's long-term goal is to establish a U.S. operation in order to expand its market, increase its customer base and reduce its exposure to currency fluctuations.

Business of the Company

Products

     Insert Molding Products. The insert molding process is complicated and requires a high degree of precision, tooling knowledge and expertise in injection molding. Metal inserts are supplied by, and remain the property of, the customer. An insert is typically used in parts where metal strength and plastic aesthetics are required, such as seatbelt buckles and lock and door mechanisms. The manufacturing process involves an operator manually placing a metal insert into a mold cavity where plastic is molded around the insert.

     Two-Color Molding. Two-color molding involves attaching two different types of plastic to each other. For example, in the case of lock housings, a soft flexible strip made of alcryn is attached to the delrin lock housing to reduce rattle and noise in the lock assembly. Lock housings are one example where formerly heavy metal parts are being replaced by new, extremely strong engineered plastics.

The Company's two-color molding equipment provides G.G.S. with the capability to manufacture parts using two separate plastic resins simultaneously, without requiring a labor intensive two-stage process. This eliminates secondary handling and sorting and also reduces the total machine molding and cooling time.

     Plastic-Only Molding. Plastic-only molding includes the manufacture of such items as terminals, contacts and relay cases.

     Mold Making. Mold making accounts for approximately 10% of the Company's revenue. G.G.S. provides mold-making services only to customers for which it has been awarded injection-molding contracts. It is expected that mold making will decline over time as a percentage of total revenue. A large proportion of the Company's mold making is currently being subcontracted to external mold makers.

Molds built by G.G.S. are paid for and owned by the customer. As molds are built, G.G.S. is generally able to obtain progress payments from customers based on the percentage of completion. A typical mold takes approximately six to ten weeks to build, two to six weeks to obtain quality approval for and another two to four weeks to be placed into production. G.G.S. manufactures molds with two to 16 cavities, based on the customer's volume requirements, as the number of cavities determines the number of parts that are produced in each machine cycle.

Customers and Suppliers

The Company currently manufactures products for approximately 15 different customers. The largest customer is Magna International Inc., which through its various divisions, including Dortec Industries, KTM Locks and Cam-Slide, represented approximately 52% of the Company's revenues for the year ended July 31, 2002. The divisions of Magna International operate autonomously. The next largest customers are TRW Inc. and Siemens VDO Automotive Inc., which, in the aggregate, represented approximately 40% of the Company's revenues for the year ended July 31, 2002.

G.G.S. typically enters into a supply agreement with a customer, which is renewed annually via blanket purchase order. The Company also enters into long term agreements to produce components through the life of the product, usually five to seven years. It is also common for the Company to be awarded replacement or redesign business.

The Company's principal raw material is pelletized plastic resin, representing approximately 45% of the cost of a part. G.G.S.'s primary supplier is DuPont Canada, which supplies the Company with approximately 60% of its plastic resin requirements. The Company believes that it has a good relationship with DuPont Canada. Other suppliers include: Allied Chemical International Corporation, Hoechst Canada Inc., Monsanto Canada Inc., Polymerland Canada Inc. and Schulman Canada Ltd.

The Company bases its resin purchase decisions on price, quality, credit terms and service. Generally the Company does not enter into written supply contracts with its suppliers or commit to maintain minimum monthly purchases of resins. The pricing arrangements with G.G.S.'s suppliers typically can be adjusted at any time.

Marketing and Sales

Currently the Company does not have a dedicated marketing or sales force. The President of the Company, Goyko Martinovic, oversees high level client relationships and an internal sales coordinator is also employed. The sales process is usually initiated by the customers by means of requests for quotations, which are usually sent to existing suppliers. The Company's primary source for new customers is from customer and vendor referrals.

Competition

The Company competes with numerous plastic injection molders and the industry is currently very fragmented. Many of these companies have substantially greater financial resources than the Company.

G.G.S. believes that competition within the plastic injection molding industry is based principally on quality, price, design capabilities and speed of responsiveness and delivery. Management believes that the Company's competitive strengths are its design capabilities, experienced technical personnel and sophisticated two-color injection molding equipment.

Patents, Trademarks and Licenses

The Company does not own any U.S. or foreign patents, trademarks or licenses that are material to its business. G.G.S. does rely on certain data and processes, including trade secrets and know-how, and the success of its business depends, to some extent, on such information remaining confidential.

Environmental Matters

The Company's operations are subject to certain environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. G.G.S. routinely monitors environmental compliance at its manufacturing facilities. The cost of such compliance has not been significant. The Company is not currently subject to any environmental proceedings. During fiscal 2002, the Company did not make any material capital expenditures for environmental control facilities, nor does it anticipate any such expenditures in the near future. Actions by governmental agencies concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by G.G.S. or otherwise adversely affect the demand for its products.

Description of Property

In March of 1998, the Company entered into a ten year lease on its main plant and management building in Bolton, Ontario, Canada, comprising approximately 72,200 square feet. The current lease rate is $23,773.40 per month. The Company retains the lease on its previous location in Brampton, Ontario, Canada until 2006 but has subleased the premises for the balance of the lease term and should not incur any additional cost, unless the sublessee is unable to meet its obligations under the terms of the sublease.

Management believes the Company's properties are in good condition and are adequate and suitable for its present purposes and planned expansion.

                        DIRECTORS AND EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Goyko Martinovic has been a director and president since the Company's founding in 1979. He is 48 years of age. Since 1986, Goyko Martinovic has overseen the technical operations of the Company as well as business growth.

Gavrilo Martinovic has been a director since the Company's founding in 1979. He has served as vice president since 1979. In addition, he served as secretary-treasurer from 1979 to 1986, and 1987 to 1992, and has served as secretary from 1992 to the present. He is 73 years of age and has been instrumental in the Company's lathe and tool operations as well as strategic planning.

Anna Martinovic has been executive officer and human resources manager since 1980. She is 46 years of age and oversees G.G.S.'s office staff, payroll and accounts payable. She also serves as liaison between the Company and our banks and unions.

Significant Employees

Kuljit Singh has been quality assurance assistant manager since 1996. He is 34 years of age and his duties include quality planning, production part approval, inspection of parts, corrective and preventive action, training of quality control personnel and implementation of quality control systems.

Karen Taylor has been the Company's accounting manager since 1995. She is 35 years of age and her duties include bank reconciliation accounts receivable, monthly gain and loss journal entries and inventory control.

Vince Oppedisano has been production manager since 1995. He is 36 years of age and he oversees the day to day operations of the plant, sets schedules and supervises cell leaders and set-up technician supervisors.

Branko Jevtovic has been engineering manager since 1990. He is 43 years of age and coordinates the Company's research and development, acts as liaison with toolmakers and customers and gives quotations for new and/or repairs to existing molds.

Matti Saarlaid has been sales manager since 1997. She is 60 years of age and acts as a liaison between the Company and its customers making sales calls and giving quotations for new business.

Vesco Scepanovic has been maintenance manager since 1994. He is 46 years of age and maintains the injection molding machines and all auxiliary equipment.

Family Relationships

Goyko and Anna Martinovic are husband and wife. Gavrilo Martinovic is Goyko Martinovic's father.

                             EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation paid or accrued by the Company for services rendered in all capacities during the three years ended July 31, 2002 to the Chief Executive Officer of the Company. No executive officer of the Company received total salary and bonus exceeding U.S. $100,000 in the 2002 fiscal year.

                                             Annual Compensation
                                           ----------------------
Name and Principal Position      Year      Salary ($)   Bonus ($)
---------------------------      ----      ----------   ---------
Goyko Martinovic                 2002       $      0        0
   President and Chief           2001         75,635        0
   Executive Officer             2000        218,500        0

The Company has no stock option plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Gavrilo Martinovic and Goyko Martinovic have loaned the Company an aggregate of $2,299,692. These advances bear interest at 11%, have no specific prepayment terms and are secured by a general security interest in the Company's assets. The Martinovics waived their right to interest payments in fiscal 2002 in the amount of $200,700.

                            DESCRIPTION OF SECURITIES

Our authorized share capital consists of an unlimited number of common shares, an unlimited number of Class A preference shares and an unlimited number of Class B preference shares. At May 31, 2003 there were 7,999,960 common shares, 2,000 Class A preference shares and 2,000 Class B preference shares outstanding.

Common Shares

Each common share entitles its holder to one vote at meetings of our shareholders and to receive dividends when declared by our board of directors. All dividends that our board of directors declare will be paid equally on all common shares, subject to the rights of holders of the preference shares. Holders of common shares will participate equally in any distribution of our assets upon our liquidation, dissolution or winding-up, subject to the rights of the holders of the preference shares. There are no pre-emptive, redemption, purchase or conversion rights attaching to the common shares.

Preference Shares

Each of the Class A and Class B preference shares pays non-cumulative dividends, in preference to the common shares, at the rate of 6% per annum on the $100 per share liquidation preference, and is redeemable and retractable at the price of $100 per share. The Company may redeem the preference shares upon 10 days' written notice, and holders of the preference shares may require that we redeem (retract) their shares upon 30 days' written notice. The holders of the Class A preference shares are not entitled to any voting rights, except as required by law, while the Class B preference shares have one vote per share.

The following table sets forth information with respect to the beneficial ownership of the Company's common shares as of July 31, 2003 of each executive officer, each director, and each shareholder in addition to the selling shareholders known to be the beneficial owner of 5% or more of the Company's Common Shares and all officers and directors as a group. See also "Selling Shareholders."

Subject to community property laws, where applicable, each person has sole voting and investment power with respect to the shares listed opposite the person's name. The address for each person listed in the table is 40 Simpson Road, Bolton, Ontario, Canada L7E 1Y4.

                                                                                   Percentage
                                                               Shares              of Shares
Name and Address of Beneficial Owner                      Beneficially Owned   Beneficially Owned
------------------------------------                      ------------------   ------------------
Goyko Martinovic.......................................        2,600,000              32.5
Gabrilo Martinovic.....................................        2,600,000              32.5
All officers and directors as a group (3 persons)......        5,200,000              65.0

       MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
                                      AND
                           RELATED STOCKHOLDER MATTERS

There is currently no public trading market for the Company's common shares.

There are no outstanding warrants or options to purchase the Company's common shares nor are there any securities convertible into common shares.

There are 62 holders of record of the Company's common shares.

The Company has never paid a cash dividend on its common shares and does not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends in the future will depend on the Company's earnings, financial condition and capital needs and on other factors deemed pertinent by the Company's Board of Directors. It is the current policy of the Company's Board of Directors to retain earnings to finance the operations and expansion of the Company's business.

              CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX
                                 CONSIDERATIONS

     This summary is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our common shares. Prospective purchasers of our common shares should consult their own tax advisors concerning the tax consequences of their particular situations.

Certain United States Federal Income Tax Considerations

     The following is a summary of the material United States federal income tax considerations arising from the acquisition, ownership and disposition of the Company's common shares by United States holders and non-United States holders. You are a United States holder if you are the beneficial owner of common shares and you are:

     o an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code (as defined below);

     o a corporation or other entity that is taxable as a corporation, created or organized in or under the laws of the United States or any of its political subdivisions;

     o an estate the income of which is subject to United States federal income taxation regardless of its source;

     o a trust subject to the primary supervision of a United States court, and one or more United States persons have the authority to control all substantial decisions of the trust; or

     o any other person that is subject to United States federal income tax on his, her or its worldwide income.

     You are a "non-United States holder" if you are a beneficial owner of common shares and are not a United States holder.

     This summary deals only with common shares that you hold as a capital asset for United States federal income tax purposes, and does not address tax considerations applicable to you if you are United States holder subject to special tax rules, such as:

     o a broker-dealer, a dealer in securities or foreign currency, or a financial institution;

     o a pass-through entity (e.g., a partnership) or an investor who holds the Company's common shares through a pass-through entity (e.g., a partner in a partnership);

     o    an insurance company;

     o    a tax-exempt organization;

     o a United States holder subject to the alternative minimum tax provisions of the Code;

     o a United States holder holding the Company's common shares as part of a hedge, straddle or other risk reduction or constructive sale transaction;

     o    a United States expatriate;

     o United States holders that own, or are deemed for United States tax purposes to own, 10% or more of the total combined voting power of all classes of the Company's voting stock;

     o United States holders that have a principal place of business or "tax home" outside the United States; or

     o United States holders whose "functional currency" is not the United States dollar.

     The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986 (the "Code"), as amended, and regulations, rulings and judicial decisions as of the date of this Preliminary Prospectus; any authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

     The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular United States holder or non-United States holder. Accordingly, United States holders and non-United States holders should consult their own tax advisers with respect to their particular circumstances.

     Taxation of Distributions

     United States Holders

     Subject to the passive foreign investment company rules discussed below, distributions that the Company makes with respect to its common shares, other than distributions in liquidation and distributions in redemption of stock that are treated as exchanges, will be treated as a dividend to the extent that the distributions do not exceed the current and accumulated earnings and profits of the Company. The amount treated as a dividend will include any Canadian withholding tax deducted from the distribution. Under current law, certain dividends received by individuals are taxed at lower rates than items of ordinary income. Distributions, if any, in excess of the current and accumulated earnings and profits of the Company will constitute a nontaxable return of capital to a United States holder and will be applied against and reduce the United States holder's tax basis in the holder's common shares. To the extent that these distributions exceed the tax basis of the United States holder in the holder's common shares, the excess generally will be treated as capital gain.

     In the case of distributions in Canadian dollars, the amount of the distributions generally will equal the United States dollar value of the Canadian dollars distributed, determined by reference to the spot currency exchange rate on the date of receipt of the distribution by the United States holder, and the United States holder will realize a separate foreign currency gain or loss only to the extent that gain or loss arises on the actual disposition of foreign currency received. Any foreign currency gain or loss generally will be treated as ordinary income or loss.

     Dividends that the Company pays will not be eligible for the dividends-received deduction generally allowed to United States corporations under the Code.

     Subject to the limitations set forth in the Code, the Canadian tax withheld or paid with respect to distributions on the Company's common shares generally may be credited against the United States federal income tax liability of a United States holder if such United States holder makes an appropriate election for the taxable year in which such taxes are paid or accrued.

Alternatively, a United States holder who does not elect to credit any foreign taxes paid during the taxable year may deduct such taxes in such taxable year subject to certain requirements. Because the foreign tax credit provisions of the Code are very complex, United States holders should consult their own tax advisors with respect to the claiming of foreign tax credits.

     Non-United States Holders

     If you are a non-United States holder, dividends paid to you in respect of common shares will not be subject to United States federal income tax unless the dividends are "effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases, you generally will be taxed in the same manner as a United States holder. If you are a corporate non-United States holder, "effectively connected' dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     Taxation of Sale or Exchange

     United States Holders

     Subject to the discussion of the passive foreign investment company rules below, upon a sale, exchange or other disposition of common shares of the Company, a United States holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the United States holder's adjusted tax basis in the common shares. Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the United States holder has held the Company's common shares for more than one year. Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income.

     Non-United States Holders

     If you are a non-United States holder, you will not be subject to United States federal income tax on gain recognized on the sale, exchange or other disposition of your common shares unless:

     o the gain is "effectively connected" with your conduct of a trade or business in the United States and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

     o you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met.

     If you are a corporate non-United States holder, "effectively connected" gains that you recognize may, under certain circumstances, be subject to an additional "branch profits tax" at a

30% rate or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Passive Foreign Investment Company

     The Code contains special rules for the taxation of United States holders who own shares in a "passive foreign investment company" (a "PFIC"). A PFIC is a non-United States corporation that meets an income test and/or an asset test in any taxable year. The income test is met if 75% or more of a corporation's gross income is "passive income" (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income, such as shares of stock, subject to certain exceptions). The asset test is met if at least 50% of the average value of a corporation's assets produce, or are held for the production of, passive income.

     If the Company is classified as a PFIC, a United States holder may be subject to increased tax liability and an interest charge in respect of gain recognized on the sale of such United States holder's common shares and upon the receipt of certain distributions. Alternatively, if the Company complies with certain information reporting requirements, a United States holder may elect to treat the Company as a "qualified electing fund" (a "QEF"), in which case such United States holder would be required to include in income, in each year that the Company is a PFIC, its pro rata share of the Company's ordinary earnings and net capital gains, whether or not distributed. However, the Company does not currently intend to provide the information necessary to permit a United States holder to make the QEF election. As another alternative to the foregoing rules, if the Company's shares constitute "marketable stock" under applicable Treasury regulations, a United States holder may make a mark-to-market election to include in income each year as ordinary income an amount equal to the increase in value of the United States holder's common shares for that year or to claim a deduction for any decrease in value (but only to the extent of previous mark-to-market gains).

     Based on our current and projected income, assets and activities, we do not expect to be classified as a PFIC for our current or any succeeding taxable year. No assurance can be provided, however, that we will not be classified as a PFIC in the future. Accordingly, United States holders should consult their own tax advisors with respect to the United States federal income tax consequences under the PFIC rules and its potential application to their particular situation.

     Backup Withholding Tax and Information Reporting

     United States Holder

     Backup withholding tax at a rate of 28% may apply to payments of dividends and to payments of proceeds of the sale or other disposition of the Company's common shares within the United States by a non-corporate United States holder, if the holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable requirements of the backup withholding tax rules. Backup withholding tax is not an additional tax and amounts so withheld may be refunded or credited against a United States holder's United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

     In addition, information reporting requirements generally will apply to payments of dividends on, and the proceeds of the sale, exchange or other disposition of the Company's common shares to a non-corporate United States holder, other than certain exempt recipients.

     Non-United States Holder

     Non-United States holders are generally exempt from backup withholding tax and information reporting requirements. However, as certain exceptions could apply to subject a non-United States holder to backup withholding tax and information reporting requirements, non-United States holders should consult their own tax advisors with respect to the potential application of backup withholding tax and information reporting requirements to their particular situation.

Certain Canadian Federal Income Tax Considerations

     This section summarizes the principal Canadian federal income tax considerations generally applicable to you if you acquire common shares pursuant to this offering and, for purposes of the Income Tax Act, hold such common shares as capital property and deal at arm's length and are not affiliated with us. Our common shares will generally be considered to be capital property to you unless you hold such common shares in the course of carrying on a business, or you have acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

     This summary is based on the current provisions of the Income Tax Act, the regulations thereunder, all specific proposals to amend the Income Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus, and our understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

     This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this prospectus.

Residents of Canada

     This section of the summary applies to you if, for purposes of the Income Tax Act and any applicable tax treaty or convention, you are resident in Canada at all relevant times. Certain of such persons to whom common shares might not constitute capital property may elect, in certain circumstances, to have the common shares treated as capital property by making the election permitted by subsection 39(4) of the Income Tax Act.

     The Income Tax Act contains certain "mark-to-market rules" relating to securities held by certain financial institutions. This summary does not take into account those mark-to-market rules, and if you are a "financial institution" for purposes of such rules, you should consult your own tax advisor.

     Taxation of Dividends

     Dividends received or deemed to be received on a common share will be included in computing your income for purposes of the Income Tax Act (dividends received in United States dollars must be converted into Canadian dollars). The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations will apply to such dividends received by an individual, and such dividends received by a corporation normally will be deductible in computing its taxable income. If you are a "private corporation" or a "subject corporation" (as defined in the Income Tax Act), you may be liable under Part IV of the Income Tax Act to pay a refundable tax of 33 1/3% on such dividends to the extent that such dividends are deductible in computing your taxable income.

     Disposition of Common Shares

     Upon a disposition or a deemed disposition of a common share, you generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the common share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common share to you. The cost to you of a common share acquired pursuant to this offering will be averaged with the adjusted cost base of any other of our common shares owned by you as capital property for purposes of determining the adjusted cost of each such share to you.

     Under the provisions of the Income Tax Act, one-half of any capital gain realized by you will be required to be included in computing your income as a taxable capital gain. Similarly, one-half of any capital loss (an "allowable capital loss") realized by you may normally be deducted against taxable capital gains realized by you in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be deducted by you against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Income Tax Act in this regard. Capital gains realized by an individual (other than certain specified trusts) may be subject to alternative minimum tax.

     The amount of any capital loss realized on the disposition or deemed disposition of a common share by you if you are a corporation may be reduced by the amount of dividends received or deemed to have been received by you on such common share to the extent and in the circumstances prescribed by the Income Tax Act. Similar rules may apply where you are a holder that is a corporation that is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

     If you are a Canadian-controlled private corporation (as defined in the Income Tax Act), you may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains but not including taxable dividends that are deductible in calculating taxable income.

     Non-Resident Holders

     The following section summarizes the principal Canadian federal income tax considerations generally applicable to you if:

     o at all relevant times, for purposes of the Income Tax Act and any applicable tax treaty or convention, you are not a resident of Canada,

     o you do not use or hold (and will not use or hold) and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada and do not carry on an insurance business in Canada and elsewhere, and

     o your shares do not constitute "taxable Canadian property" for purposes of the Income Tax Act.

     Provided that the common shares are listed on a prescribed stock exchange (which includes the Nasdaq Stock Market but excludes the NASD OTC Bulletin Board) at a particular time, the common shares will generally not constitute taxable Canadian property to you at that time. This rule applies unless, at any time during the five-year period immediately preceding that time, 25% or more of the issued shares of any class or series of a class of our capital stock was owned by you, by persons with whom you did not deal at arm's length or by you and any such persons. Your common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Income Tax Act.

     Taxation of Dividends

     Dividends on our common shares paid or credited or deemed under the Income Tax Act to be paid or credited to you generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in an applicable tax treaty where you are a resident of a country with which Canada has an income tax treaty. If you are a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on common shares generally will be subject to Canadian withholding tax at the rate of 15%. Under the Canada-United States Income Tax Convention, dividends paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, we will not be required to withhold tax from dividends paid to such organizations. Qualifying organizations that fail to follow the required administrative procedures will have to file a claim for refund to recover any amounts withheld.

     Disposition of Common Shares

     You will not be subject to tax under the Income Tax Act in respect of any capital gain realized on the disposition of common shares.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

The Company changed accountants from EvansMartin LLP to Spergel Mandelbaum Gluckman & Forster LLP in connection with its audit for fiscal 2002. There was no disagreement with

EvansMartin LLP but the Company wanted an accounting firm that could conduct the audit in accordance with U.S. auditing standards.

                                  LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Torys LLP, New York, New York.

                                     EXPERTS

Our financial statements appearing in this prospectus have been audited by Spergel Mandelbaum Gluckman & Forster LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing herein, which are included herein in reliance upon such report, given upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to our common shares offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the Company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the Company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Index to Financial Statements                                                F-1

Independent Auditors Report                                                  F-2

Balance Sheet for the Year Ended July 31, 2002                               F-4

Statements of Shareholders' Equity for the Years Ended July 31, 2002
   and 2001                                                                  F-6

Statements of Operations for the Years Ended July 31, 2002 and 2001          F-7

Statements of Cash Flows for the Years Ended July 31, 2002 and 2001          F-8

Notes to Financial Statements                                                F-9

Financial Statements for the Periods Ended April 30, 2003 and 2002
   (unaudited)                                                              F-20

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
G.G.S. PLASTIC ENGINEERING INC.

We have audited the balance sheet of G.G.S. PLASTIC ENGINEERING INC. as at July 31, 2002 and the related statements of shareholders' equity, operations and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of G.G.S. PLASTIC ENGINEERING INC. as at July 31, 2001 were audited by other auditors whose report dated September 17, 2001 expressed an unqualified opinion on the financial position of G.G.S. PLASTIC ENGINEERING INC. as of July 31, 2001 and the results of its operations and its cash flows for the year then ended.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of G.G.S. PLASTIC ENGINEERING INC. as at July 31, 2002 and the results of its operations and its cash flows for the year ended July 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The financial statements of G.G.S. PLASTIC ENGINEERING INC. for the same period presented in accordance with accounting principles generally accepted in Canada were audited by other auditors. Their report dated September 3, 2002 (except to Note 1 which is as of October 10, 2002) expressed an unqualified opinion on these financial statements.

Chartered Accountants
Toronto, Ontario
September 3, 2002 (except to Note 1 which is as of October 10, 2002)

                         G.G.S. PLASTIC ENGINEERING INC.

                                  BALANCE SHEET
                                (Canadian Funds)

                                  JULY 31, 2002

                            ASSETS

CURRENT
   Accounts receivable (net of allowance of $20,000)                 $ 2,636,435
   Investment tax credits receivable (Note 3)                            737,909
   Inventories (Note 4)                                                2,324,097
   Prepaid expenses                                                        9,134
                                                                     -----------
                                                                       5,707,575
Deferred charges (Note 6)                                                135,970
Deposits                                                                 201,058
Property, plant and equipment, net (Note 5)                            6,079,565
                                                                     -----------

                                   LIABILITIES
CURRENT
   Bank operating loan (Note 7)                                      $ 2,111,110
   Bank term loans (Note 7)                                            1,758,359
   Accounts payable                                                    1,825,608
   Accrued liabilities                                                   425,934
   Current portion of obligation under capital lease (Note 9)            490,451
   Current portion of deferred income taxes (Note 8)                     121,000
                                                                     -----------
                                                                       6,732,462
Obligation under capital lease (Note 9)                                1,456,733
Deferred income taxes (Note 8)                                           184,000
Due to directors (Note 10)                                             2,299,692
                                                                     -----------
                                                                      10,672,887
                                                                     -----------

CONTINGENCIES AND COMMITMENTS (Notes 9, 12 and 13)

                              SHAREHOLDERS' EQUITY

CAPITAL STOCK

AUTHORIZED   ISSUED
Unlimited    D        Class    6% non-cumulative, redeemable and              20
              2,000    "A"     retractable at issue price,
                               non-voting preference shares

Unlimited                      6% non-cumulative, redeemable and              20
              2,000   Class    retractable at issue price,
                       "B"     voting preference shares

Unlimited                                                                    100
              1,000                                                  -----------
                      Common                                                 140
                      shares                                         -----------
                                                                       1,451,141
                                                                     -----------
Retained Earnings                                                    $12,124,168
                                                                     ===========

APPROVED ON BEHALF OF THE BOARD:


                                       -----------------------------------------
                                                       Director
                   Director
See accompanying notes to financial statements.

                         G.G.S. PLASTIC ENGINEERING INC.

                        STATEMENT OF SHAREHOLDERS' EQUITY
                                (CANADIAN FUNDS)
                    FOR THE YEAR ENDED JULY 31, 2002 AND 2001

                                                Class A      Class A
                          Number of   Common   Preference   Preference   Retained
        Earnings           Common     Shares     Shares       Shares      Shares
-----------------------   ---------   ------   ----------   ----------   ---------
                                         $          $            $           $

BALANCE, August 1, 2000     1,000       100         20           20        696,045

Net income                     --        --         --           --        367,618

BALANCE, August 1, 2001     1,000       100         20           20      1,063,663

Net income                     --        --         --           --        387,478

                            -----       ---        ---          ---      ---------
BALANCE, JULY 31, 2002      1,000       100         20           20      1,451,141
                            =====       ===        ===          ===      =========

See accompanying notes to financial statements.

                         G.G.S. PLASTIC ENGINEERING INC.

                             STATEMENT OF OPERATIONS

                                (CANADIAN FUNDS)

                           FOR THE YEAR ENDED JULY 31

                                                                          2002          2001
                                                                       -----------   -----------
Sales                                                                  $17,924,692   $18,950,760
Cost of sales                                                           15,425,859    15,790,134
                                                                       -----------   -----------

Gross profit                                                             2,498,833     3,160,626
                                                                       -----------   -----------

Expenses
   Selling, general and administrative                                   1,109,476     1,351,130
   Research and development (net of investment tax credits) (Note 3)       309,796       333,550
   Bank fees and interest (Note 11)                                        631,342       819,731
   Process re-engineering                                                       --        77,150
   Amortization - deferred charges                                          12,060       119,143
                - office equipment                                           6,681         8,304
                                                                       -----------   -----------

                                                                         2,069,355     2,709,008
                                                                       -----------   -----------

Income before income taxes                                                 429,478       451,618

Deferred income taxes                                                       42,000        84,000
                                                                       -----------   -----------

NET INCOME FOR THE YEAR                                                $   387,478   $   367,618
                                                                       ===========   ===========

NET INCOME PER SHARE                                                   $    387.48   $    367.62
                                                                       ===========   ===========
   Basic and diluted

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING
   Basic and diluted                                                         1,000         1,000
                                                                       ===========   ===========

See accompanying notes to financial statements.

                        G.G.S. PLASTIC ENGINEERING INC.

                             STATEMENT OF CASH FLOWS

                                (CANADIAN FUNDS)

                           FOR THE YEAR ENDED JULY 31

                                                      2002           2001
                                                  ------------   ------------
Cash flow was provided from (applied to):

   Operating activities:
      Cash received from customers                $ 18,234,636   $ 19,141,871
      Cash paid to suppliers and employees         (17,224,627)   (17,278,180)
      Interest paid                                   (679,833)      (778,234)
      Income taxes paid                                     --         (9,148)
      Investment tax credits received                1,132,815             --
                                                  ------------   ------------

                                                     1,462,991      1,076,309
                                                  ------------   ------------

   Financing activities:
      Repayment of operating loan, net                (703,423)       (96,601)
      Repayment of bank term loans                    (596,806)      (511,785)
      Proceeds (repayment) of promissory note         (300,000)      (300,000)
      Proceeds from capital lease                           --        449,411
      Repayment of capital leases                     (317,940)      (396,175)
      Repayment of accounts payable - equipment             --       (449,411)
      Advances from (to) directors                     831,979        (47,756)
      Refinancing costs                                (93,601)        (9,037)
                                                  ------------   ------------

                                                    (1,179,791)      (761,354)
                                                  ------------   ------------

   Investing activities:
      Purchase of capital assets                      (283,200)      (328,955)
      Proceeds on disposal of capital assets                --         14,000
                                                  ------------   ------------

                                                      (283,200)      (314,955)
                                                  ------------   ------------

Change in cash and balance, end of year           $         --   $         --
                                                  ============   ============

See accompanying notes to financial statements

                         G.G.S. PLASTIC ENGINEERING INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JULY 31, 2002

1.   GENERAL AND CONTINUING OPERATIONS, AND SUBSEQUENT EVENT

     The company is a manufacturer of automotive parts and derives approximately 52% (2001 - 50%) of its revenue from one customer and purchases 59% (2001 - 65%) of its raw materials from one supplier.

     These financial statements have been prepared in accordance with accounting principles applicable to a going concern which assumes the company will continue in operation for the foreseeable future and will be able to realize its assets and the discharge of its liabilities in the ordinary course of business.

     In February 2001, management was advised that credit facilities would not be extended by the bank beyond the July 2001 maturity date of the term loans. In July 2001, the company entered into a forbearance agreement with the bank to extend credit facilities for a further 31 days. In this agreement, the bank increased the interest rate by 3% on the term and operating loans and imposed additional monitoring requirements and fees. The forbearance agreement was subsequently extended to December 16, 2002.

     The company is currently seeking alternate financing. As a result, management has undertaken internal restructuring and cost reductions to improve future profitability from ongoing operations, the most significant of which is the reduction of management compensation.

     The company's ability to continue as a going concern is dependent upon its ability to restructure its financing.

     These financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate, as management contends that the measures described above, undertaken or intended, will mitigate the effect of the conditions and facts that raise doubt about the appropriateness of this assumption.

     As at October 10, 2002, the company has received conditional offers of new financing to replace current bank operating and term facilities, approval of which are subject to specific terms and conditions. Management contends that the outstanding terms and conditions will be met but that final approval will be at the discretion of the institutions providing the offers.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. On September 3, 2002, another firm of auditors reported on the financial statements for the same period prepared in accordance with Canadian generally accepted principles.

     Revenue Recognition

     Revenue on production contracts is recognized on completion and shipment of the product and the collection is reasonably assured, which in some cases may be prior to inspection and formal approval by the customer. Any return products are reworked and sent back to the customer.

     Revenue from tooling contracts is recognized on the percentage of completion method. The percentage of completion is determined based on an engineering estimate of contract status. Anticipated losses, if any, are recognized in income when they first become identifiable.

     Inventories

     Raw material inventories are valued at the lower of cost and net realization value. Cost is determined on a first-in, first-out basis. Work in progress and finished goods inventories are valued at the lower of cost (including material and labour and overhead costs based on actual rates) and market (ie. estimated realizable value less costs to complete and sell).

     Property, Plant and Equipment

     Property, plant and equipment and assets under capital lease are carried at lower of cost less accumulated amortization, and estimated net recoverable amount. Amortization is being provided for principally on a straight-line basis over the related assets' estimated useful life commencing in the month following acquisition, using the following estimated lives:

          Machinery                    8 to 12 years
          Production tooling           4 to 6 years
          Furniture and fixtures       4 to 6 years
          Computer hardware            3 to 5 years
          Computer software            2 to 4 years
          Leasehold improvements       over the term of the lease

     The Company periodically compares the carrying value of long-lived assets to their net realizable value and recognizes into income any impairment to net assets.

     Deferred Income Taxes

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized based on the difference between the accounting values of assets and liabilities and the difference between the accounting values of assets and liabilities and their related tax bases using enacted income tax rates.

     Foreign Currency Translation

     Monetary assets and liabilities are translated into Canadian dollars at the year-end exchange rate, while foreign currency revenues and expenses are translated at the exchange rate in effect on the date of the transaction. Non-monetary items are translated at historical exchange rates. The resulting gains or losses are included in income. Resulting exchange gain of $18,420 (2001 - $1,175) is included in income.

     Credit Risk

     The company provides credit to its clients in the normal course of its operations. It carries out, on a continuing basis, credit checks on its clients and maintains provisions for contingent credit losses which, once materialize, are consistent with management's forecasts. The company does not normally require a guarantor.

     For the other debts, the company determines, on a continuing basis, the probable losses and sets up a provision for losses based on the estimated realizable value.

     Concentration of credit risk arises when a group of clients having a similar characteristic such that their ability to meet their obligations is expected to be affected similarly by changes in economic or other conditions. For the company, significant concentrations of credit risk are related to companies who manufacture, and supply products for the automotive industry. As for the accounts receivable, the company has significant risk with respect to a single customer.

     Currency Risk

     The company is exposed to currency risk to the extent that certain sales and inventory purchases are derived from the United States and are receivable and payable in American dollars.

     The Company does not actively use derivative instruments to reduce its exposure to foreign currency risk. However, dependent on the nature, amount and timing of foreign currency receipts and payments, the Company may enter into forward exchange contracts to mitigate the associated risks. There were no forward exchange contracts outstanding at July 31, 2002 and 2001.

     Interest Rate Risk

     The company's bank indebtedness bears interest at floating rates. These rates may change significantly, affecting future cash flows.

     Fair Value of Financial Assets and Liabilities

     The company's financial instruments consist of cash, accounts receivable, temporary and long-term investments, bank indebtedness, accounts payable, amounts due to (from) related parties and long-term debt. Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value of a financial asset is other than temporary, the financial instrument is written down to its fair value. Unless otherwise indicated, it is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

     Comprehensive Income

     Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components and requires restatement of all previously reported information for comparative purposes. For the years ended July 31, 2002 and 2001, comprehensive income was the same as net earnings.

     Research and Development

     Research and development costs are expensed as incurred. Investment and innovative tax credits are netted against the related expenses.

     Computations of Earnings per Common Share

     Basic earnings per share are computed by dividing the net loss by the weighted average number of common shares outstanding during the period, adjusted for any subdivision or consolidation.

     Diluted earnings per common share are computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the years ended July 31, 2002 and 2001, there were no common equivalent shares outstanding.

     Recent Accounting Pronouncements

          (i)  Statement of Financial Accounting Standard No. 133 (SFAS 133)

               The Company has reviewed SFAS 133 and subsequent release SFAS 137 and SFAS 138, "Accounting for Derivative Instruments and Hedging Activities". The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS 133 became effective for all fiscal quarters of fiscal years beginning after June 18, 2000. The Company has adopted the provisions of this statement as of August 1, 2000. The adoption of SFAS 133 did not have any material impact on the company's results of operations, financial position or cash flows.

          (ii) FASB Interpretation No. 44

               In March 2000, the FASB issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB Opinion No. 25". This interpretation provides guidance on the application of APB Opinion No. 25, including (i) the definition of an employee, (ii) the criteria for determining whether a plan qualifies as a non-compensatory plan, (iii) the accounting consequence of various modifications to the terms of a previously fixed stock option or award and (iv) the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000 and the effects of applying the interpretation are recognized on a prospective basis. The adoption of this interpretation is recognized on a prospective basis. The adoption of this interpretation did not have a material impact on the Company's results of operations or financial condition.

         (iii) Statement of Financial Accounting Standard No. 140 (SFAS 140)

               In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", a replacement of SFAS No. 125. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 did not have a material impact on the results of its operations or financial position.

          (iv) Statement of Financial Accounting Standard No. 141 (SFAS 141)

               In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement 141"). This Statement addresses financial accounting and reporting for business combinations. Statement 141 supersedes AFB Opinion No. 16 "Business Combinations" (Opinion 16), and amends or supersedes a number of interpretations of that Opinion.

               Statement 141 requires that (1) all business combinations be accounted for by a single method - the purchase method, (2) all tangible assets acquired in a business combination are to be recognized as assets apart from goodwill if they meet one of two criteria - the contractual-legal criterion or the separability criterion and (3) in addition to the disclosure requirements in Opinion 16, disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. When the amounts of goodwill and intangible assets acquired are significant in realization to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of Statement 141 apply to all business combinations initiated after June 30, 2001. The Company adopted the provisions of Statement 141 as of July 30, 2001 for all of its future acquisitions.

          (v)  Statement of Financial Accounting Standard No. 142 (SFAS 142)

               In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Tangibles" ("Statement 142"). Under Statement 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over the estimated useful lives. The adoption of this statement did not have a material impact on the Company's results of operations or financial condition.

          (vi) Statement of Financial Accounting Standard No. 143 (SFAS 143)

               In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and related asset retirement costs. SFAS No. 143 is effective for financial statements with fiscal years beginning after June 15, 2002. This Statement is not expected to have a material impact on the Company's financial statements.

         (vii) Statement of Financial Accounting Standard No. 144 (SFA144)

               In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("Statement 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Statement 144 is effective for fiscal years beginning after January 1, 2002. The Company will adopt Statement 144 as of August 1, 2002 and it does not expect that the adoption of the Statement will have a significant impact on the Company's financial position and results of operations.

          Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

3.   INVESTMENT TAX CREDITS RECEIVABLE AND MEASUREMENT UNCERTAINTY

     Investment and innovative tax credits receivable, earned in connection with research and development activities and after application to reduce income taxes payable, are comprised as follows:

           2002                   $580,000
           2001                    130,431
           2000                     27,478
                                  --------
                                  $737,909
                                  ========

     The research and development claims for 2001 have been approved as filed. The balance of the 2001 claim is receivable from the Ministry of Finance. The balance of the 2000 claim represents non-refundable tax credits available to be applied against future income taxes.

     The research and development claim for 2002 is $617,000 of which $580,000 has been recorded in the accounts. The extent of the overall claim is dependent upon the qualification of each individual project under strict technical criteria, and amounts may vary upon review by Canada Customs and Revenue Agency. The actual tax credits may range from $nil to $617,000. Adjustments to the claim, if any, will be accounted for in the year of assessment.

INVENTORIES

     Raw materials                                                    $1,105,208
     Work in progress                                                      2,100
     Finished goods                                                    1,072,494
     Maintenance and tooling parts                                       144,295
                                                                      ----------
                                                                      $2,324,097
                                                                      ==========

PROPERTY, PLANT AND EQUIPMENT

                                                                     Accumulated
                                                           Cost     Amortization
                                                       -----------  ------------
     Machinery                                         $ 5,765,686   $2,943,834
     Production tooling                                  1,092,272      549,159
     Furniture and fixtures                                438,673      266,439
     Computer hardware                                     172,998      148,718
     Leasehold improvements                              1,398,215      850,344
                                                       -----------   ----------
                                                         9,016,939    4,897,634
                                                       -----------   ----------

Capital leases:

        Machinery                                        2,645,067      695,194
        Furniture and fixtures                              31,911       30,084
        Computer hardware                                  110,624      102,064
                                                       -----------   ----------
                                                         2,787,602      827,342
                                                       -----------   ----------
                                                       $11,804,541   $5,724,976
                                                       ===========   ==========

Net book value                                                 $6,079,565
                                                               ==========

Amortization expense in the year was $885,786 (2001 - $947,814)

6.   DEFERRED CHARGES

     Deferred charges are comprised as follows:

          Leasing commissions, at cost                                  $ 95,363
          Accumulated amortization                                        52,994
                                                                        --------
                                                                          42,369
                                                                        --------
          Refinancing fees, at cost                                      389,704
          Accumulated amortization                                       296,103
                                                                        --------
                                                                          93,601
                                                                        --------
                                                                        $135,970
                                                                        ========

7.   BANK INDEBTEDNESS

     The company has an authorized line of credit of $2,750,000 bearing interest at prime plus 42% which is subject to margining requirements monitored daily. Bank term loans are repayable in monthly principal instalments of $41,400 with interest at prime plus 5%, and were due July 2001. Bank indebtedness is secured by a general security agreement representing a first fixed and floating charge covering all assets of the company, and personal guarantees of the directors totalling $2,000,000.

     The company was in compliance with all significant conditions and covenants contained in its banking agreement during the period and to date, except for the inability to refinance by July 2001 (note 1).

INCOME TAXES

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Income tax expense for the year ended July 31 is comprised of the following components.

                                                                2002      2001
                                                               -------   -------
Deferred income taxes - Federal                                $24,500    49,000
                      - Provincial                              17,500    35,000
                                                               -------   -------
                                                               $42,000   $84,000
                                                               =======   =======

INCOME TAXES (continued)

     The company is in the process of applying to become a listed public company on the NASDAQ lower board. If successful, the company will lose the benefit of its low tax rate and future income tax will become exigible at the rate of 38% instead of 20%. This will increase the future tax liability from $305,000 to $580,000. This increase of $275,000 will be recorded as a charge to shareholder's equity in the year it becomes effective.

     The following is a reconciliation of income taxes at Canadian statutory rates to the Company's effective income tax rate:

                                                          2002         2001
                                                       ----------   ----------
Statutory rate                                              41.87%       43.95%
                                                       ----------   ----------
  Income taxes at statutory rate                       $  179,822   $  253,132
  Items not deductible for income tax purposes             78,129       65,757
  Recovery of prior years' non-deductible items           (53,285)          --
  Investment tax credits                                  (91,780)     (73,989)
  Utilization of loss carry forward                            --     (117,000)
  Benefit of small business deduction                     (70,886)     (43,900)
                                                       ----------   ----------
  Income tax expense                                   $   42,000   $   84,000
                                                       ==========   ==========

  Sources of deferred income tax liabilities

  Current liabilities
    Investment tax credits                             $  121,000   $  107,000
                                                       ----------   ----------
  Long-term liabilities
    Plant and equipment                                   555,000      489,000
    Other assets                                           (7,000)     (21,000)
    Net operating loss carry forward                     (364,000)    (312,000)
                                                       ----------   ----------

                                                       $  184,000   $  156,000
                                                       ==========   ==========

     The company has allowable Federal and Provincial operating losses of $970,000 and $2,818,000 respectively, which are available to be applied against future income to and beyond 2007.

9.   OBLIGATION UNDER CAPITAL LEASES

     The following is a summary of future minimum lease payments under the capital leases, together with the balance of the obligation under the leases.

     Years ending July 31, 2003                                       $  658,468
                           2004                                          610,794
                           2005                                          861,257
                           2006                                           90,191
                           2007                                           93,950
                                                                      ----------
        Total minimum lease payments                                   2,314,660
     Less amounts representing interest from 8% to 12%                   367,476
                                                                      ----------

     Balance of obligations                                            1,947,184
     Current portion                                                     490,451
                                                                      ----------
                                                                      $1,456,733
                                                                      ==========

10.  RELATED PARTY TRANSACTIONS

     Advances from directors bear interest at 11%, are secured by a general security agreement, have no specific terms of repayment and have been postponed in favour of the bank (note 7). The directors have waived their right to the interest for the current year in the amount of $200,700 (2001
     - $158,400). Interest of $14,475 was paid to the directors in the year ending July 31, 2001.

11.  BANK FEES AND INTEREST

     Bank fees and interest are comprised as follows:

                                                              2002       2001
                                                            ---------   --------
Bank charges                                                $  16,777   $ 18,826
Bank audit and monitoring fees                                195,861     16,614
Interest expense:
   Operating loan                                             237,608    250,757
   Term loans                                                 194,344    241,046
   Promissory note                                             44,264     72,700
   Capital leases                                             201,935    205,313
   Directors                                                       --     14,175
   Interest earned                                            (48,832)        --
   Prior years' interest recovered on appeal                 (210,615)        --
                                                            ---------   --------
                                                            $ 631,342   $819,731
                                                            =========   ========

12.  LEASE COMMITMENTS

     Management relocated it operations to new premises and entered into a ten year lease effective June 1998. The company remains committed under the lease of its prior premises until the year 2006, with the total remaining lease commitments aggregating to $1,026,346. In 1998, the company subleased these premises for the balance of the lease term. The company does not expect to incur additional cost, however, if the sub-lessee is unable to meet its obligation under the terms of the sublease, the company would be responsible for any deficiency.

13.  COMMITMENTS

     During the year, the company entered into agreements to pursue refinancing of the company's current bank facilities. Under these agreements the company is committed to fees equal to 2% of any approved facilities. Based on conditional offers of new financing (note 1), fees are estimated to be $120,000.

     In addition, the company entered into an agreement to pay $100,000 USD to pursue becoming a fully compliant and listed public company quoted on the NASDAQ lower board, followed by a best efforts private placement of the company's shares to raise $2,000,000 USD. As at July 31, 2002, $60,000
     USD of this fee has been paid and included as a deferred charge on the balance sheet. Under this agreement the company is also committed to further fees and commissions as may be required for third party consultants or brokers. Under agreement with other consultants, the company is committed to an additional fee of 5% of gross proceeds from the share offering, plus related expenses.

                         G.G.S. PLASTIC ENGINEERING INC.
                                 BALANCE SHEET
                         As at April 30, 2003 (in Cdn $)
                 (with comparable figures as at April 30, 2002)

                                                                       Apr. 30/03    Apr.30/02
                                                                      -----------   -----------
                                     ASSETS
CURRENT

Accounts receivable                                                   $ 3,706,018   $ 3,282,426
Investment tax credits receivable                                         395,561     1,028,044
Inventories                                                             2,347,910     2,340,602
Prepaid expenses and deposits                                             210,447       110,114
                                                                      -----------   -----------
                                                                        6,659,936     6,761,186

Deferred charges                                                          594,318        75,385
Property, plant and equipment, net                                      5,622,616     6,054,083
                                                                      -----------   -----------
                                                                      $12,876,870   $12,890,654
                                   LIABILITIES

Bank operating loan                                                   $ 3,080,560   $ 2,633,662
Bank term loans                                                           161,750     1,982,560
Accounts payable                                                        1,397,065     2,016,339
Accrued liabilities                                                       383,889       370,075
Current portion of obligation - Capital leases                            490,452       486,988
                                                                      -----------   -----------
                                                                        5,513,716     7,489,624

Obligations under capital lease                                         1,085,302     1,512,388
Long term debt                                                          1,772,550            --
Deferred income taxes                                                     305,000       263,000
Due to directors                                                        2,344,491     2,300,492
                                                                      -----------   -----------
                                                                       11,021,059    11,565,504

                               SHAREHOLDERS EQUITY

CAPITAL STOCK

AUTHORIZED           ISSUED
Unlimited             2,000             Class "A"                              20            20
Unlimited             2,000             Class "B"                              20            20
Unlimited             1,000             Common                                100           100
                                                                      -----------   -----------
                                                                              140           140
Retained Earnings                                                       1,855,671     1,325,150
                                                                      -----------   -----------
                                                                      $12,876,870   $12,890,654

                         G.G.S. PLASTIC ENGINEERING INC.

                             STATEMENT OF OPERATIONS
                      For the 9 months ended April 30, 2003
   (with comparable figures for the 9 months ended April 30, 2002)
                                   (In Cdn $)

                                                       April 30/03   April 30/02
                                                       -----------   -----------
Sales                                                  $14,141,762   $13,201,279

Cost of Sales (note 1)                                  12,148,296    11,611,724
                                                       -----------   -----------
Gross Profit                                             1,993,466     1,589,554
                                                       -----------   -----------

Expenses
  Selling, general and administrative                      916,584       854,116
  Bank fees and interest                                   377,302       467,593
  Amortization - deferred charges                           20,914           270
               - office equipment                            4,005         6,228
                                                       -----------   -----------
                                                         1,318,805     1,328,207
                                                       -----------   -----------

Income before income taxes                                 674,661       261,347

Deferred income taxes                                           --            --
Non-recurring bank financing charges                       270,130            --
                                                       -----------   -----------
NET INCOME FOR THE YEAR                                $   404,531   $   261,347
                                                       -----------   -----------
NET INCOME PER SHARE
  Basic and diluted                                    $  4,045.31   $  2,613.47
                                                       -----------   -----------
WEIGHTED AVERAGE NUMBER OF
OMMON SHARES OUTSTANDING
  Basic and diluted                                            100           100
                                                       -----------   -----------

(Note 1. Research and development expenses and tax credits are accounted for in Cost of Sales.)

G.G.S. Plastic Engineering Inc.
Statement of Cash Flow
For the Nine Months Ended April 30, 2003

                                                                       Apr-03
                                                                        YTD
                                                                      (actual)
                                                                   ------------
Cash flow was provided from (applied to):

Operating activities:
Cash received from customers                                       $ 13,072,180
Cash paid to suppliers and employees:
Accounts payable payments (trade)                                      (494,400)
Cost of sales expenses paid                                         (12,683,333)
Less amortization                                                       596,655
Selling and administrative expenses paid                             (1,453,900)
Less amortization of deferred charges                                    29,689
Less amortization                                                         4,005
Investment tax credits received                                         742,348
Decrease (increase) in prepaid expenses                                    (255)
Income taxes paid
                                                                   ------------
                                                                       (187,010)
                                                                   ------------
Financing activities:
Advances from (to) shareholders                                          44,800
Proceeds from bank term loans
Advance (Repayment) of bank term loans                                  175,941
Increase (decrease) in accounts payable (equipment)
Proceeds from capital leases
Repayment of capital leases                                            (371,431)
Proceeds from (repayment of) promissory note
Proceeds from issuance of common shares
                                                                   ------------
                                                                       (150,690)
                                                                   ------------
Investing activities:
Sale (purchase) of capital assets                                      (143,713)
Payment of refinancing costs                                           (488,037)
                                                                   ------------
                                                                       (631,750)
                                                                   ------------
Repayment (advance) of operating loan, net                         $   (969,450)
                                                                   ============

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

As permitted by Section 147 subpart 2 of the Ontario Business Corporations Act, the Company's by-laws provide that G.G.S. may indemnify any officer or director against any liability, loss, damage or expense incurred or suffered by the officer or director in the individual's capacity as officer or director, except for liability resulting from intentional misconduct or neglect.

Item 25.  Other Expenses of Issuance and Distribution

SEC registration fee..................................................   $   162
Transfer agent fees...................................................
Accounting fees and expenses..........................................
Legal fees and expenses ..............................................    30,000
Printing and engraving costs..........................................
                                                                         -------
Total.................................................................   $
                                                                         =======

All amounts other than the SEC registration fee are estimates. We will pay all of the expenses of the offering, except that the selling shareholders will pay all brokerage or other commissions or other costs of sale.

Item 26.  Recent Sales of Unregistered Securities

In July of 2003 the Company agreed to issue an aggregate of 2,400,000 common shares to five private investors (the selling shareholders) for $2,000,000 pursuant to a private placement. In connection with this transaction, the Company relied upon the exemption from registration provided by Regulation S ("Regulation S") under the Securities Act of 1933 (the "Act"). In addition, in July of 2003 the Company agreed to issue an aggregate of 399,960 common shares to 55 employees for services rendered. In connection with this transaction, the Company relied upon the exemptions from registration provided by Regulation S and Rule 701 under the Act.

Item 27.  Exhibits

3.1  Articles of Incorporation, as amended to date

3.2  By-laws

5.1  Opinion of Torys LLP

23.1 Consent of Torys LLP (contained in Exhibit 5.1)

23.2 Consent of Spergel Mandelbaum Gluckman & Forster LLP

99.1 Lease dated March 6, 1998 between the Company and DiGregorio Investments
     Ltd.

99.2 Loan Agreement dated February 1, 2003 between the Company and Congress Financial Corporation (Canada)

99.3 Form F-X

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Bolton, Province of Ontario, Canada on the 14th day of August, 2003

                                                 G.G.S. PLASTIC ENGINEERING INC.


                                                 By /s/ GOYKO MARTINOVIC
                                                    ----------------------------
                                                    Goyko Martinovic, President
                                                    and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Goyko Martinovic, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                                  Title                            Date
       ---------                                  -----                            ----
/s/ GOYKO MARTINOVIC       President, Chief Executive Officer and Director   August 14, 2003
------------------------      (principal executive officer)
   (Goyko Martinovic)


/s/ GAVRILO MARTINOVIC     Chief Financial Officer and Director (principal   August 14, 2003
------------------------      financial and accounting officer)
  (Gavrilo Martinovic)

                               CONSENT OF COUNSEL

The consent of Torys LLP will be contained in its opinion to be filed by amendment as Exhibit 5 to the Registration Statement.